GLOBAL PACIFIC INTERNET


       770 The City Drive South, Suite 3400 Orange, CA 92868
             Phn: (714) 937-5500   Fax: (714) 937-6310
                      http://www.globalpac.com

             GLOBAL PACIFIC INTERNET RESELLER AGREEMENT

  This Reseller Agreement (Agreement) details Terms and Conditions of Services (Service) between Global Pacific Internet (Provider) and GTC Telecomm (Reseller).

  Provider                      Reseller

  Global Pacific Internet             GTC Telecomm
  770 The City Drive South      3151 Airway Ave. #P3
   Ste. 3400                    Costa Mesa, CA 92626
  Orange, CA 92868


  WHEREAS, Provider provides computing services, software, information services and access to information and software furnished by third parties in accordance with the terms of the Global Pacific Internet Service Agreement (hereinafter referred to as the "Service"); and

  WHEREAS, Reseller desires to distribute the Provider's Internet
  Services to client-users;

  NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

  1. Service.

  Subject to the terms of the Service Agreement Exhibit A, a copy of which is attached hereto and incorporated by reference herein, Provider may provide selected services including Dial Up Access, Email, FTP, Web Design, Hosting, Website Marketing, Frame Relay, T1, Wireless T1 or Wireless Fractional T1 services.
   Other services may be added or deleted in the future.

  2. Fees.

           Applicable Service Fees are outlined in Exhibit A (attached), and are subject to change at term renewal. Fees will be listed separately if applicable for Set Up, Monthly Recurring, Annual, Semi-Annual, One time Purchase, Lease and or Rental fees. Fees will be listed for Services and/or Equipment.


     3. Client-User Compliance.

           Provider shall provide the Service to all client-users supplied by Reseller so long as each client-user complies with the terms of the Service
           Agreement.


     4. Term.

           The term of the Agreement shall commence upon the date of execution of this Agreement and shall continue, unless otherwise terminated by Provider as provided herein, for the term of one year . Provider retains the right to terminate this Agreement (a) if Reseller violates any material provision of this Agreement or the Service Agreement; (b) the Reseller fails to competently perform its duties; or (c) Provider discontinues the Service or its business. However, Provider agrees to continue to pay Reseller's Up-charges to Reseller after the termination of the Agreement for those client-users established by Reseller during the term of the Agreement so long as Provider continues to provide the Service and so long as these client-user accounts remain active and are paid.


     5. Promotional Materials.

           Any proposed advertising or any other promotional materials of Reseller's Service must be submitted for approval to Provider at least fourteen (14) days in advance of the submission of any such material for dissemination. Provider shall have the right to reject any such material for any reason.


     6. Independent Contractor Status.

           In entering into this Agreement, Reseller and its employees shall have the status of independent contractors with respect to Provider, and nothing herein shall contemplate or constitute Reseller or its employees as employees of Provider.


     7. Agreement Not to Disclose.

           Reseller acknowledges that Reseller's association with Provider may provide Reseller with access to certain confidential information of Provider, including lists of accounts and prices, information with respect to costs, marketing and sales, and other knowledge and data relating to business methods, processes and strategies, all of which are valuable, special and unique assets of Provider and give Provider opportunities to obtain advantages over its competitors. Reseller agrees that Reseller will not disclose and will not permit disclosure of any such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever. Provider will offer the same Non-Disclosure protection for the Reseller.


     8. Non-Circumvention.

           a. Reseller agrees, during the term of this agreement and for a term of (1) one year thereafter, not to contact without permission, in any manner and for any reason whatsoever, any customer, broker, or reseller of Provider for which Provider services were performed and further Reseller agrees not to become involved, directly or indirectly, in the solicitation or marketing of any services for such customers of Provider for the same period. Provider will offer the same Non-Circumvention protection for the Reseller.

           b. Reseller agrees, during the term of this agreement and for a term of (1) one year thereafter, not to contact, solicit or do business with any current or past employees, management, vendor suppliers, or backbone providers, unless permission is granted in writing by provider. Provider will offer the same Non-Circumvention protection for the Reseller.


     9. Exclusivity.

           Reseller agrees that its employees shall exclusively promote the Provider's Service, rather than any other Provider's service. This shall not prevent Reseller's employees from investing their personal assets in non-competing businesses in such a manner that does not require substantial time or services on the part of such employee in the operation of the affairs of the entities in which such investments are made.


     10. Assignment.

           This Agreement and the rights and duties of the parties hereunder may not be assigned without the prior written consent of Provider.

     11. Scope of Agreement.

           This Agreement, including Appendix A - Service Agreement Terms and Appendix B - E-mail Policies attached hereto, constitutes the entire understanding between the parties. It may not be modified orally, but may be modified by a subsequent writing signed by the parties hereto.


     12. Force Majeure.

           Neither party shall be liable for any delay or failure in performance due to any reason or unforeseen circumstance beyond the affected party's control, including acts of God or public authorities, war or war measures (whether or not a formal declaration of war is in effect), civil unrest, fire, epidemics, floods, earthquakes, or delays in transportation, delivery or supply. The obligations and rights of the excused party shall be extended on a day to day basis for the period equal to the period of excusable delay.


     13. Severability.

           In the event that any provision of this Agreement is determined illegal or otherwise unenforceable, such provision will be construed as if it were written so as to be legal and enforceable to the maximum possible extent, the entire Agreement shall not fail of account thereof, and the balance of this Agreement will continue in full force and effect as to effectuate to the greatest extent possible the parties' intent.


     14. Governing Law.

           The parties agree that this Agreement shall be governed by the laws of the State of California, as applicable to agreements made and to be performed in such state, without regard to principles of conflicts of law.


     15. Arbitration.

           Any controversy, claim or dispute between the parties to this Agreement arising out of, in connection with, or in relation to the interpretation, validity, performance or breach of the Agreement shall, at the request of either party, first be resolved to the exclusion of a court of law by binding arbitration, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator(s) shall be empowered to award relief which is legal and/or equitable in nature.

     16. Attorney's Fees.

           In any or all proceedings brought to enforce rights under this Agreement, the prevailing party shall be entitled to receive its reasonable attorney's fees and costs.


     17. Consequential Damages.

     Neither Provider nor Reseller will be liable for any special, incidental or consequential damages.


     18. Client-user List.

           In the event of a cessation of operation of Provider, Provider will furnish Reseller with a list of all client-users, referred by Reseller during the term of this Agreement, including names, addresses and phone numbers, within ninety (90) days notice of cessation of business.

     19. Further Assurances.

           Each of the parties hereto shall execute and deliver any and all additional documents and shall do any and all acts and things reasonably required in connection with the performance of the obligations undertaken in this Agreement and to effectuate in good faith the intent of the parties.


     20. Appendixes.

           The attached appendixes are part of this agreement:
           Appendix A - Service Terms and Conditions and
           Appendix B - E-mail Policies.


     21. Notices.

           All notices and all correspondences pursuant to this Agreement shall be sent to the parties at the following respective addresses:



           Provider                      Reseller

           Global Pacific Internet             GTC Telecomm
           770 The City Drive South      3151 Airway Ave. #P3
            Ste. 3400                    Costa Mesa, CA 92626
           Orange, CA 92868



     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.


           "PROVIDER"                          "RESELLER"
              Global Pacific Internet


     By: /s/Jack Tortorice                     By: /s/Paul Sandhu
           Jack Tortorice, President


           DATE:

           1/26/99                             Date: 1/25/99

     770 The City Drive South, Suite 3400, Orange, CA  92868
          HQ Phn: (714) 937-5500   Fax: (714) 937-6310
                        www.globalpac.com

                 RESELLER AGREEMENT, EXHIBIT A:





     Provider                      Reseller

     Global Pacific Internet             GTC Telecomm
     770 The City Drive South      3151 Airway Ave. #P3
      Ste. 3400                    Costa Mesa, CA 92626
     Orange, CA 92868

                             SERVICE

       1.   Itemized Description of Service(s) for Resale:
       A. Unless otherwise stated, the CIR (Committed Information
      Rate) will exceed 25% of the customer ordered bandwidth.


      2.   Rate (Price) of Service(s) and Commissions offered:

              A.Setup Fees: $1,500.00 (standard setup)

     B.Monthly Service Fees: 80% of then current GPI list price


            3. Service Equipment sold to Reseller Clients:


                            4.Payment Terms:

        50% of Setup and First Month Svc fee due with order
       50% of Setup (balance) and Last Month Svc fee due on
                           activation*
*activation is when client side radio/modem can access the internet

                  5.Payment Due:1st of each month


  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

           "PROVIDER"                          "RESELLER"
           Global Pacific Internet


     By: /s/Jack Tortorice                     By:/s/Paul Sandhu
     Jack Tortorice, President



     Date: 1/26/99                             Date: 1/25/99